ASSET PURCHASE AGREEMENT

                           dated as of April 11, 2005

                                  by and among

                        ACCREDITED HEALTH SERVICES, INC.,

                           NEW YORK HEALTH CARE, INC.

                                       and

                             NYHC NEWCO PAXXON INC.

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                                TABLE OF CONTENTS

                                                                           Page

ARTICLE I            SALE OF THE ACQUIRED ASSETS...............................1

Section 1.1       Purchase and Sale of the Acquired Assets.....................1
Section 1.2       Excluded Assets..............................................2
Section 1.3       Consent of Third Parties.....................................3

ARTICLE II           ASSUMPTION OF SPECIFIED LIABILITIES.......................4

Section 2.1       Assumption of Assumed Liabilities............................4
Section 2.2       Excluded Liabilities.........................................4

ARTICLE III          PURCHASE PRICE; TERMS OF PAYMENT..........................5

Section 3.1       Purchase Price...............................................5
Section 3.2       Payment......................................................6
Section 3.3       Transfer Taxes...............................................6
Section 3.4       Allocation of Consideration..................................6
Section 3.5       Purchase Price Adjustment....................................6

ARTICLE IV           CLOSING...................................................7

Section 4.1       Closing......................................................7

ARTICLE V            REPRESENTATIONS AND WARRANTIES OF THE SELLER AND PARENT...7

Section 5.1       Organization.................................................7
Section 5.2       Authorization; Validity of Agreement.........................8
Section 5.3       No Violations; Consents and Approvals........................8
Section 5.4       No Material Adverse Change...................................9
Section 5.5       Litigation; Compliance with Law..............................9
Section 5.6       Leased Real Property.........................................9
Section 5.7       Acquired Assets; Title to Acquired Assets...................10
Section 5.8       Taxes.......................................................10
Section 5.9       Brokers.....................................................11
Section 5.10      Contracts...................................................11
Section 5.11      Material Information........................................11

ARTICLE VI           REPRESENTATIONS AND WARRANTIES OF THE BUYER..............11

Section 6.1       Organization................................................11
Section 6.2       Authorization; Validity of Agreement........................11
Section 6.3       No Violations; Consents and Approvals.......................12
Section 6.4       Brokers.....................................................12

ARTICLE VII          COVENANTS................................................12

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                                TABLE OF CONTENTS
                                  (continued)

                                                                           Page

Section 7.1       Conduct of Business.........................................12
Section 7.2       Access and Information......................................14
Section 7.3       Interim Reports.............................................14
Section 7.4       Tax Returns; Taxes..........................................14
Section 7.5       Non-Disclosure of Confidential Information..................15
Section 7.6       Covenant Not to Compete; Non-Solicitation...................15
Section 7.7       Public Statements...........................................16
Section 7.8       Other Actions...............................................17
Section 7.9       Employees...................................................17
Section 7.10      Regulatory and Other Approvals..............................18
Section 7.11      Maintenance of Regulated Books and Records..................19
Section 7.12      Accounts Receivable.........................................19
Section 7.13      Transfer of Interests in Real Property......................19
Section 7.14      Prorations..................................................20
Section 7.15      Escrow Agreement............................................20
Section 7.16      Non-Competition Agreements..................................20
Section 7.17      Secretary Certificates......................................20
Section 7.18      Transition Assistance.......................................20
Section 7.19      Surrender Letters...........................................21
Section 7.20      Disparaging Comments........................................21

ARTICLE VIII         DOCUMENTS TO BE DELIVERED AT THE CLOSING.................21

Section 8.1       Deliveries of the Seller....................................21
Section 8.2       Deliveries of the Buyer.....................................22

ARTICLE IX           SURVIVAL.................................................23

Section 9.1       Survival....................................................23

ARTICLE X            INDEMNIFICATION..........................................23

Section 10.1      Indemnification by the Seller and Parent....................23
Section 10.2      Indemnification by the Buyer................................24
Section 10.3      Indemnification Procedures..................................24
Section 10.4      Limitation on Indemnification...............................25

ARTICLE XI           MISCELLANEOUS............................................26

Section 11.1      Transaction Fees and Expenses...............................26
Section 11.2      Notices.....................................................26
Section 11.3      Amendment...................................................27
Section 11.4      Waiver......................................................27
Section 11.5      Governing Law...............................................28
Section 11.6      Jurisdiction................................................28
Section 11.7      Remedies....................................................28
Section 11.8      Severability................................................28

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                                TABLE OF CONTENTS
                                  (continued)

                                                                           Page

Section 11.9      Further Assurances..........................................28
Section 11.10     Successors and Assigns......................................28
Section 11.11     No Third Party Beneficiaries................................28
Section 11.12     Entire Agreement............................................29
Section 11.13     Headings....................................................29
Section 11.14     Counterparts................................................29
Section 11.15     Bulk Transfer Law...........................................29
Section 11.16     Specific Performance........................................29

Exhibit A         Form of Escrow Agreement
Exhibit B         Form of Non-Competition Agreements

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

                            ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT, dated as of April 11, 2005, by and among Accredited Health Services, Inc., a New Jersey corporation (the "Buyer"), New York Health Care, Inc., a New York corporation (the "Parent"), and NYHC Newco Paxxon Inc., a New York corporation (the "Seller").

                                   WITNESSETH

            WHEREAS, the Parent is engaged through its wholly-owned subsidiary, the Seller, in the business of providing professional and paraprofessional home healthcare personnel services and related services in the State of New Jersey (the "Business"); and

            WHEREAS, the Buyer desires to purchase the Acquired Assets (as hereinafter identified) and the Seller desires to sell the Acquired Assets, and the Seller desires to assign the Assumed Liabilities (as hereinafter identified) and the Buyer desires to assume the Assumed Liabilities, all on the terms and subject to the conditions set forth in this Agreement; and

            NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                           SALE OF THE ACQUIRED ASSETS

            Section 1.1 Purchase and Sale of the Acquired Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 4.1), the Seller shall sell, convey, transfer, assign and deliver to the Buyer and its successors and assigns, forever, and the Buyer shall purchase and acquire from the Seller, all of the following assets, properties, privileges, claims and rights of the Seller, whether such assets, properties and rights are real, personal or mixed, tangible or intangible, wherever located (other than the Excluded Assets (as defined in Section 1.2)), whether or not in the possession and control of the Seller (collectively, the "Acquired Assets"), free and clear of all liens, charges, claims, pledges, security interests and other encumbrances ("Liens"):

            (a) all office equipment, computers and other data processing hardware (it being understood that all proprietary software and data (which for the avoidance of doubt does not include the operating systems for such computer equipment) will be either deleted or removed from such computer equipment prior to the Closing), furniture, fixtures and other tangible personal property owned, used or held for use in connection with the Business and located in the State of New Jersey or otherwise required for the conduct of the Business from and at the Leased Real Property (as defined in Section 5.6(a)), including without limitation those set forth on Schedule 1.1(a);

            (b) all leases described in Schedule 1.1(b) (the "Real Property Leases");

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            (c) all Approvals (as defined in Section 5.6(b)), to the extent assignable to the Buyer;

            (d) copies of all customer and patients lists of the Business and patient mailing lists, receipts and computer records, customer relations information and current employee lists, whether or not in tangible form or in the form of intangible computer storage media such as optical disks, magnetic disks, tapes and all similar storage media; provided that all Regulated Books and Records (as defined in Section 7.11) shall be excluded pursuant to Sections 1.2(k) and 7.11;

            (e) all security deposits made by the Seller or Parent, pursuant to the Real Property Leases;

            (f) the name "Helping Hands Healthcare" and derivations thereof, together with the goodwill of the Business in connection with which such names are used; and

            (g) all (x) leases or similar arrangements for the use by the Seller of equipment or other personal property in connection with the conduct of the Business from and at the Leased Real Property to the extent that the Buyer has notified the Seller in writing prior to the Closing that it wishes to acquire the same ("Equipment Leases") and (y) other Contracts listed on Schedule 5.10 to the extent that the Buyer has notified the Seller in writing prior to the Closing that it wishes to acquire the same ("Other Contracts", and together with the Equipments Leases, the "Assigned Contracts").

            Section 1.2 Excluded Assets. The following assets of the Seller ("Excluded Assets") are not included in the Acquired Assets and the Seller shall not sell to the Buyer and the Buyer shall not purchase from the Seller:

            (a) all cash and cash equivalents of the Seller;

            (b) all accounts receivable and notes receivable of the Seller;

            (c) all prepaid Taxes (as defined in Section 5.8(e)) and any rights of the Seller to any federal, state, or local Tax refunds or carrybacks;

            (d) all rights, claims, and credits of the Seller relating to any Excluded Asset or any Excluded Liability (as defined in Section 2.2), including without limitation any such items arising under insurance policies and all guarantees, warranties, indemnities, and similar rights in favor of the Seller in respect of any Excluded Asset or Excluded Liability;

            (e) the Seller's employee benefit plans;

            (f) the consideration to be delivered to the Seller pursuant to this Agreement for the Acquired Assets to be sold to the Buyer hereunder;

            (g) the certificate of incorporation, corporate seals, minute books, stock books, all original customer and employee lists, and all other records and files of the Business not listed under subparagraph 1.1(d) hereof, Tax Returns


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

(as defined in Section 5.8(e)) and supporting data prepared expressly in connection therewith, and all other records prepared directly in connection with the corporate organization and capitalization of the Seller and/or its operation as a corporation under applicable Laws (as defined in Section 5.5(b));

            (h) all Contracts (as defined in Section 5.3) other than the Real Property Leases and the Assigned Contracts;

            (i) all certifications, franchises, approvals, permits, licenses, orders, registrations, certificates, variances and other similar permits or rights obtained from any Governmental Entity (as defined in Section 5.3(b)) or professional or trade organization to conduct the Business in the State of New Jersey (other than the Approvals), including without limitation, all provider numbers, licenses and accreditation status (the "Provider Permits") pursuant to which any of the Business may operate (collectively, the "Permits");

            (j) all of the Seller's rights in and to the names "New York Healthcare" and any derivations thereof, all domain names and website addresses', all patents (including all reissues, divisions, continuations and extensions thereof), patent rights, service marks, trademarks and trade names, all brand names, all assumed or fictitious names and the logos associated therewith, together with all goodwill associated with any of said services marks, trademarks, trade names and brand names, and all of the Seller's inventions, trade secrets, know-how, proprietary information, designs, software, computer programs and source code data related thereto, processes, procedures, ideas and other intangible rights (other than the intangible rights described in Section 1.1(d) and 1.1(f);

            (k) the Regulated Books and Records; and

            (l) the shares of the capital stock of the Seller.

            (m) all claims and rights arising from the operation of or with respect to the Business or the Acquired Assets (whether known or unknown, contingent or otherwise) against third parties, including without limitation, unliquidated rights under manufacturers' and vendors' warranties and rights of recovery, set-offs and credits;

            (n) all rights to insurance and condemnation proceeds relating to the damage, destruction, taking or other impairment of the Acquired Assets or the Business on or prior to the Closing Date;

            (o) all credits, prepaid expenses, deferred charges, advance payments, security deposits and deposits in connection with, or relating to the Business or any of the Acquired Assets (other than the security deposits described in Section 1.1(e)); and

            (p) all other assets, properties, privileges, claims and rights of the Seller that are owned, used or held for use in connection with, or that are otherwise related to or required for the conduct of, the Business of every kind, nature and description and which are not included in Section 1.1.

            Section 1.3 Consent of Third Parties. To the extent that the assignment hereunder of any Real Property Lease, Assigned Contract or Approval shall require a Consent (as defined in Section 5.3(b)) of the other parties


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thereto or of any other third parties, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or of other obligations or commitments of the Seller. The Seller will prior to the Closing Date use (i) best efforts to obtain all such Consents relating to any Real Property Lease, Equipment Lease or Approval and (ii) commercially reasonable efforts without the incurrence of any expense to obtain all such Consents relating to any Other Contract. If any such Consent relating to any Real Property Lease, Equipment Lease or Approval is not obtained, then the Seller shall continue such efforts with respect to such Real Property Lease, Equipment Lease or Approval after the Closing Date and until such Consent is obtained or no longer reasonably obtainable, and shall cooperate in a mutually agreeable arrangement under which the Buyer would obtain the benefits and assume the obligations thereunder (but only to the extent such obligations would have constituted Assumed Liabilities if such assignment occurred on the Closing Date) from and after the Closing Date in accordance with this Agreement, including subleasing to the Buyer, or under which the Seller would enforce for the benefit of the Buyer, with the Buyer assuming the Seller's obligations to the same extent as if it would have constituted an Assumed Liability, any and all rights of the Seller against a third party thereto.

                                   ARTICLE II
                       ASSUMPTION OF SPECIFIED LIABILITIES

            Section 2.1 Assumption of Assumed Liabilities. Upon the terms and subject to all of the conditions contained herein, at the Closing, the Buyer shall assume, and agree to pay, perform and discharge, only the obligations and liabilities of the Seller arising exclusively from, and accruing exclusively with respect to, the period after the Closing under the Real Property Leases and Assigned Contracts assigned hereunder (all of the foregoing, collectively, the "Assumed Liabilities" and, individually, an "Assumed Liability").

            Section 2.2 Excluded Liabilities. Notwithstanding any provision of this Agreement to the contrary, the Buyer is only assuming the liabilities and obligations of the Seller expressly set forth in Section 2.1. Without limiting the generality of the foregoing, the Buyer is not assuming, and the Seller and Parent shall remain responsible for and shall promptly pay, perform and discharge, all of the liabilities and obligations of the Seller and Parent, other than the Assumed Liabilities (the "Excluded Liabilities"), such that the Buyer will incur no liability in connection therewith, and the Seller and Parent shall jointly and severally indemnify the Buyer with respect to and shall hold the Buyer harmless from and against all such Excluded Liabilities, including but not limited to the following:

            (a) any obligation or liability of the Seller to its stockholder or Parent to its stockholders;

            (b) any obligation or liability arising out of any Real Property Lease or Assigned Contract that (A) subject to Section 1.3, was not capable of being assigned to the Buyer as of the Closing until such time as such Real Property Lease or Assigned Contract has effectively been assigned, or the benefits thereof made available, to the Buyer, (B) is required by the terms thereof to be discharged on or prior to the Closing or (C) relates to or arises out of a breach or default by the Seller on or prior to the Closing (including


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

any event occurring at or prior to the Closing that with the lapse of time or the giving of notice, or both, would become a breach or default) under any Real Property Lease or Assigned Contract;

            (c) any obligation or liability of either the Seller or Parent arising from a breach of a representation or warranty herein on its part or its failure to fully, faithfully and promptly perform any agreement or covenant on its part contained herein;

            (d) any obligation or liability of either the Seller or Parent to the extent the same arose prior to the Closing out of or resulting from noncompliance with any federal, state or local Laws, whether relating to the environment, the health and safety standards applicable to employees, employee benefit plans, wage and hour Laws or other labor related matters or otherwise;

            (e) any obligation or liability of either the Seller or Parent to the extent that the Seller and/or Parent shall be indemnified by an insurer;

            (f) any expenses of the Seller or Parent incurred in connection with the transactions contemplated hereunder;

            (g) any obligation or liability relating to the operation of the Business or the operation or use of the Acquired Assets, in each case, prior to the Closing;

            (h) any obligations or liabilities relating to the Excluded Assets;

            (i) any obligations or liabilities for Taxes (as defined in Section 5.8(e));

            (j) any pension, profit-sharing or workmen's compensation or post retirement plan and any liability or obligation arising thereunder;

            (k) all claims of current and former employees arising out of events, conditions and circumstances existing or occurring prior to the Closing, including, but not limited to, wages, salary, bonus, other employee compensation, reimbursement obligations, medical and health claims, disability claims and any accrual of any of the foregoing; and

            (l) any obligation or liability relating to the Regulated Books and Records.

                                  ARTICLE III
                        PURCHASE PRICE; TERMS OF PAYMENT

            Section 3.1 Purchase Price. The purchase price for the Acquired Assets (the "Purchase Price") shall equal $3,000,000, plus the aggregate amount of all security deposits made by, or on behalf of the Seller, currently in place and not presently subject to claim pursuant to and in accordance with the terms of the Real Property Leases, in cash.


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

            Section 3.2 Payment.

                  (a) On the terms and subject to the conditions set forth in this Agreement, on the date of this Agreement, the Buyer shall deliver to the Seller the Purchase Price (less $150,000, which amount shall be held in escrow in accordance with Section 3.2(b)), such portion of the Purchase Price to be paid by wire transfer of immediately available funds to a bank account designated in writing by the Seller at least three (3) business days prior to the date of this Agreement.

                  (b) On the terms and subject to the conditions set forth in this Agreement, on the date of this Agreement, the Buyer shall deliver $150,000 of the Purchase Price (the "Escrow Amount") into escrow to be held pursuant to the terms of an escrow agreement in substantially the form set forth in Exhibit A hereto (the "Escrow Agreement").

            Section 3.3 Transfer Taxes. Any sales, use and other transfer Taxes and charges imposed by any Governmental Entity or Taxing Authority as a result of the transfer of the Acquired Assets hereunder and the other transactions contemplated hereby shall be duly and timely paid by the Seller. The Seller shall duly and timely file all Tax Returns in connection with such Taxes.

            Section 3.4 Allocation of Consideration. The Buyer and the Seller hereby agree that the Purchase Price shall be allocated among the Acquired Assets in accordance with Schedule 3.4. The Buyer and the Seller (i) shall be bound by such allocation for all purposes, including determining any Tax resulting from the transfer of the Acquired Assets, (ii) shall prepare and file all Tax Returns and all forms required by the Internal Revenue Code of 1986, as amended (the "Code") in accordance and consistent with such allocation and (iii) shall not take any position inconsistent with such allocations in any Tax Return, any proceeding before any Taxing Authority or otherwise.

            Section 3.5 Purchase Price Adjustment.

                  (a) The Buyer shall have notified the Seller in writing (the "Revenue Dispute Notice") prior to the date hereof if, following and based upon its due diligence investigation of the Seller, it determines in good faith that the net patient revenues for the fiscal quarter ended December 31, 2004 of the Seller (the "Net Revenues") are less than $1,738,029 (the "Revenues Target") and the amount of such shortfall. The Revenue Dispute Notice shall also set forth and explain in reasonable detail, any differences between the Buyer's calculation of the Net Revenues and the Seller's calculation of the Net Revenues previously furnished by the Seller to the Buyer. In the event no Revenue Dispute Notice is given prior to the execution and delivery of this Agreement by all of the parties hereto then no Purchase Price adjustment shall made pursuant to this
Section 3.5.

                  (b) Upon receipt by the Seller of the Revenue Dispute Notice, if any, the Buyer and the Seller shall negotiate in good faith to resolve any disagreement with respect to the Net Revenues set forth in the Revenue Dispute Notice. To the extent the Buyer and the Seller are unable to resolve any disagreement with respect to the Net Revenues within ten (10) days after receipt by the Buyer of the Revenue Dispute Notice, the Buyer and the Seller shall


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

promptly select a mutually acceptable nationally recognized public accounting firm with no material relationship to any of the Buyer, the Seller or Parent, or any Affiliate thereof, and submit their dispute to such accounting firm for a final and binding resolution as promptly as practicable. The Buyer and the Seller agree that the determination of such accounting firm will be final and binding, and that judgment may be entered thereon in any court having jurisdiction. The Net Revenues as determined by such accounting firm in accordance herewith, or as otherwise agreed upon by the Buyer and the Seller or deemed agreed upon by the Buyer and the Seller pursuant to this Section 3.5(b) will be deemed the "Final Net Revenues." One-half of the fees and expenses of any accounting firm selected by the Buyer and the Seller pursuant to and in accordance with this Section 3.5(b) will be borne by the Seller and one-half will be borne by the Buyer.

                  (c) If the Final Net Revenues is less than the Revenues Target, the Purchase Price set forth in Section 3.1 shall be decreased by the product of (A) such deficiency and (B) 1.7016, and the Seller will pay such amount to the Buyer within two (2) business day of the determination of the Final Net Revenues by wire transfer of immediately available funds to a bank account designated by the Buyer in writing to the Seller.

                                   ARTICLE IV
                                     CLOSING

            Section 4.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m., local time, on the forty-fifth (45th) day after the execution and delivery of this Agreement, at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, NY 10004, or on such other earlier date as is reasonably practicable in the Buyer's reasonable judgement, at such other time and at such other place as the Buyer, in its sole discretion, may elect by delivering not less than five (5) calendar days prior written notice to such effect to the Seller. The date on which the Closing is to occur is herein referred to as the "Closing Date."

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF THE SELLER AND PARENT

            The Seller and Parent hereby jointly and severally represent and warrant to and for the benefit of the Buyer as follows:

            Section 5.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate the Acquired Assets and to conduct the Business as it is now conducted. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now conducted. The Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in New Jersey.


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

            Section 5.2 Authorization; Validity of Agreement. Each of the Seller and Parent has full requisite corporate power and authority to execute, deliver and perform this Agreement and each of the other agreements, instruments, documents and certificates to be executed and delivered pursuant to this Agreement (collectively, with this Agreement, the "Transaction Documents") to which the Seller or Parent, as the case may be, is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the other Transaction Documents to be executed and delivered by the Seller and/or Parent will, at the Closing, have been, duly executed and delivered by the Seller and/or Parent, as the case may be, and constitute (or will constitute at the Closing, as applicable) legal, valid and binding obligations of the Seller and/or Parent, as the case may be, enforceable against the Seller and/or Parent, as the case may be, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

            Section 5.3 No Violations; Consents and Approvals.

                  (a) The execution, delivery and performance by each of the Seller and the Parent of this Agreement and the other Transaction Documents to be executed and delivered by the Seller and Parent, and the consummation by the Seller and Parent of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the certificate of incorporation or bylaws of either the Seller or Parent, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, option, contract, undertaking, understanding, covenant, agreement or instrument or document (collectively, a "Contract") to which either the Seller or Parent is a party or by which any of their properties or assets is bound, which violation or breach could create liability of any kind for the Buyer, or could in any way result in any interference with the transactions contemplated hereby, or (iii) violate any Law applicable to either the Seller or Parent or any of their assets or properties, except for such violations or breaches, in the case of clauses
(ii) and (iii) above, that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. As used herein, "Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, liabilities, affairs, condition (financial or otherwise) or results of operations or annualized revenue rate or prospects of the Business, the Acquired Assets, or the Assumed Liabilities or on the ability of either the Seller or Parent to perform their obligations under this Agreement.

                  (b) No filing or registration with, notification to, or authorization, consent or, approval of, any foreign, provincial, United States federal, state, county, municipal or other local jurisdiction, political entity, body, organization, subdivision or branch, legislative or executive or department or other regulatory service, authority or agency (a "Governmental Entity") or any other individual or entity (a "Person") is required in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents by either the Seller or Parent or the consummation by either the Seller or Parent of the transactions contemplated hereby and thereby, except for such consents (including without limitation all consents to the assignment to the Buyer of all Real Property Leases), approvals, orders, authorizations, notifications, notices, estoppel certificates, registrations, ratifications, declarations, filings or any waiver, exemption or variance with respect to any license, permit or order, as are set forth in
Schedule 5.3(b) ("Consents").

            Section 5.4 No Material Adverse Change. Since September 30, 2004,
(a) no event, change, condition or circumstance has occurred that, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect and (b) the Business has been conducted in the ordinary course and consistent with past practices.

            Section 5.5 Litigation; Compliance with Law.

                  (a) Except as otherwise set forth on Schedule 5.5, there is no claim, suit, action or proceeding ("Proceeding") pending, nor, to the best knowledge of the Seller, is there any investigation or Proceeding threatened against either the Seller or Parent relating to the Business, by or before any Governmental Entity, court, arbitration panel or any other Person. Neither the Seller nor the Parent is currently operating under or subject to any order, award, stipulation, judgment, writ, decree, determination or injunction of any arbitrator, court or Government Entity relating to the Business. There is not pending against either the Seller or Parent any Proceeding (a) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, (b) seeking to prohibit or limit the ownership or operation by the Buyer of the Business or the Acquired Assets or any portion thereof or (c) which otherwise relates to the Business, the Acquired Assets or the Assumed Liabilities. For purposes of this Agreement, the Seller's knowledge shall mean the actual knowledge of any of the executive officers of the Seller and Parent.

                  (b) The Seller and Parent have, and on the Closing Date will have, in respect of the Business complied, in all material respects, with all applicable federal, state, county, municipal or other local criminal, civil or common laws, statutes, ordinances, orders, codes, rules, regulations, permits, policies, guidance documents, judgments, decrees, injunctions, or agreements of any Governmental Entity (collectively, "Laws").

            Section 5.6 Leased Real Property.

                  (a) The Seller has heretofore delivered to the Buyer true, correct and complete copies of the Real Property Leases. Each of the Real Property Leases is in full force and effect and is enforceable in accordance with its terms. The Seller is in possession of and quietly enjoys the real property leased to it under the Real Property Leases (the "Leased Real Property") and has a valid and enforceable leasehold interest, subject to no Liens. No event has occurred or failed to occur that, with the giving of notice or the passage of time or both, would constitute a material default under any Real Property Lease. The Seller has not entered into any assignment of any Real Property Lease or sublease of all or any portion of any Leased Real Property and, to the knowledge of the Seller, no person has any right to occupy the Leased Real Property other than the Seller.

                  (b) All licenses, permits and certificates of occupancy (the "Approvals"), in connection with the Seller's use, occupancy and maintenance of the Leased Real Property are in full force and effect in accordance with the respective terms thereof, and none of the Approvals has been amended, assigned, pledged or otherwise transferred by the Seller. There is no alteration, improvement or change in the Seller's use of any Leased Real Property that would require any new Approvals or amendment of an existing Approval. The condition and use of the Leased Real Property conforms, in all material respects, to each Approval. The Seller is in compliance, in all material respects, with all Laws that are applicable to any portion of the Leased Real Property, including, without limitation, those relating to zoning, building and land use restrictions.

            Section 5.7 Acquired Assets; Title to Acquired Assets. Except for the Excluded Assets, the Acquired Assets constitute all the assets, properties and rights owned, used, or held for use in connection with, or that are otherwise related to or required for the conduct of, the Business as currently conducted or contemplated to be conducted by the Seller on the date of this Agreement. The Business has been conducted solely by the Seller. The Seller has good and marketable title to the Acquired Assets, free and clear of all Liens.

            Section 5.8 Taxes.

                  (a) The Seller has (A) timely filed or caused to be filed with the Internal Revenue Service or other applicable Governmental Entity (collectively, "Taxing Authorities") all Tax Returns (as defined below) that are required to be filed by or on behalf of the Seller in respect of the Business or that include or relate to any Acquired Asset or the Business, which Tax Returns are true, correct and complete in all material respects and (B) timely paid in full or caused to be paid in full all Taxes shown to be due on such Tax Returns.

                  (b) The Seller has timely complied with all applicable Laws relating to the collection or withholding of Taxes in respect of the Business, and the reporting and remittance thereof to the applicable Taxing Authorities.

                  (c) No audit, examination, investigation, reassessment or other administrative or court proceeding (collectively, a "Tax Proceeding") is currently ongoing or, to the best knowledge of the Seller, proposed, with regard to any Tax or Tax Return referred to in clause (a) above, and, to the best knowledge of the Seller, no Taxing Authority is contemplating such a Tax Proceeding and there is no basis for any such Tax Proceeding that would have material adverse effect on the Tax basis of any Acquired Asset.

                  (d) There is no Lien for any Tax upon any of the Acquired Assets or the Business, except for Taxes not yet due and payable.

                  (e) As used herein, (i) "Tax Return" shall mean any return, declaration, report, information return or statement, and any amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection, payment, refund or credit of any federal, state, local or foreign Tax or the administration of any Laws relating to any Tax and (ii) "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, fees assessments or charges of any kind whatsoever, imposed by any Taxing Authority.

            Section 5.9 Brokers. Except for the Persons set forth on Schedule
5.9 whose fees will be the sole responsibility of the Seller and Parent, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby based upon any agreements, written, oral or otherwise made by or on behalf of the Seller or any of its Affiliates or by or on behalf of any director, officer, employee, agent of the Seller or any of its Affiliates. As used herein "Affiliate" shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person.

            Section 5.10 Contracts. Schedule 5.10 sets forth a true, correct and complete list, as of the date of this Agreement, of each Contract of the Seller which (i) involves annual payments to or from the Seller of $10,000 or more or
(ii) is otherwise material to the Business. The Seller has heretofore delivered to the Buyer true, correct and complete copies of each of the Contracts listed on Schedule 5.10.

            Section 5.11 Material Information. No document (including without limitation the Schedules to this Agreement), certificate, written information, written statement, representation or warranty furnished or made to the Buyer or its officers, employees, agents and representatives by or on behalf of the Seller or the Parent in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or, to the extent relating to the Business or the Acquired Assets, in the financial statements included in the Parent's SEC Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. As used herein, the "Parent's SEC Documents" shall mean (x) the Parent's annual report on Form 10-K for the fiscal year ended December 31, 2003 and (y) the Parent's quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

            The Buyer hereby represents and warrants to and for the benefit of the Seller and Parent as follows:

            Section 6.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now conducted.

            Section 6.2 Authorization; Validity of Agreement. The Buyer has full requisite corporate power and authority to execute, deliver and perform this

Agreement and each of the other Transaction Documents to which the Buyer is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the other Transaction Documents to be executed and delivered by Buyer will, at the Closing, have been, duly executed and delivered by Buyer, and constitutes (or will constitute at the Closing, as applicable) legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

            Section 6.3 No Violations; Consents and Approvals.

                  (a) The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to be executed and delivered by the Buyer, and the consummation by the Buyer of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the certificate of incorporation or bylaws of the Buyer, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the conditions or provisions of any Contract to which the Buyer is a party or by which the Buyer or any of its properties or assets is bound, which violation or breach could create liability of any kind for the Seller or Parent, or could in any way result any interference with the transactions contemplated hereby or (iii) violate any Law applicable to the Buyer or any of its properties or assets, except for such violations or breaches, in the case of clauses (ii) and (iii) above, that would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

                  (b) No filing or registration with, notification to, or authorization, consent or, approval of, any Governmental Entity or Person is required in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents by the Buyer or the consummation by the Buyer of the transactions contemplated hereby and thereby.

            Section 6.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby based upon any agreements, written, oral or otherwise made by or on behalf of the Buyer or any of its Affiliates or by or on behalf of any director, officer, employee, agent of the Buyer or any of its Affiliates.

                                  ARTICLE VII
                                    COVENANTS

            Section 7.1 Conduct of Business. Except (i) as otherwise specifically permitted by this Agreement or (ii) with the prior written consent of the Buyer, from and after the date of this Agreement and until the Closing Date, the Seller and Parent jointly and severally agree that:

            (a) The Seller will conduct the Business in substantially the same manner as heretofore conducted and only in the ordinary course of business consistent with past practice;

            (b) The Seller will use best efforts consistent with past practice to preserve intact the business organization of the Seller, to keep available to the Buyer the services of all current employees of the Business and to preserve for the Buyer the goodwill of the suppliers, customers, patients and others having business relationships with the Seller in respect of the Business; and

            (c) The Seller and Parent will promptly deliver notice to the Buyer in writing of (A) any specific event or circumstance of which it has knowledge, or of which it receives notice, that (i) could reasonably result in any material breach of a representation or warranty or covenant of the Seller or Parent in this Agreement or which could reasonably have the effect of making any representation or warranty of the Seller or Parent in this Agreement untrue or incorrect in any material respect, (ii) has had or could reasonably be expected to have, individually or in the aggregate, taken together with any other events or circumstances, a Material Adverse Effect or (iii) has resulted or could reasonably be expected to result in any of the conditions to the consummation of the transactions contemplated by this Agreement not being satisfied and (B) all other material developments affecting the Acquired Assets, liabilities, Business, financial condition, results of operations, annualized revenue rate, customer or supplier relations or employee relations of the Seller in respect of the Business;

            (d) The Seller and Parent will each perform all acts to be performed by it pursuant to this Agreement and the other Transaction Documents, and refrain from taking or omitting to take any action that would violate any of the Seller's or Parent's representations, warranties or covenants hereunder or render any of them inaccurate or untrue as of the date of this Agreement or the Closing Date or that in any way could reasonably be expected to prevent the consummation of the transactions contemplated hereby; and

            (e) Neither the Seller nor Parent will:

                  (i) enter into any contract or commitment, waive any right or enter into any other transaction that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

                  (ii) mortgage, pledge or subject to any Lien any of the Acquired Assets;

                  (iii) other than as contemplated by this Agreement, change any compensation or benefits or grant any new compensation or benefits payable to or in respect of any employee of the Seller employed in the Business (a "Business Employee");

                  (iv) sell, lease or otherwise transfer any assets necessary in, or otherwise material to the conduct of, the Business which would otherwise constitute Acquired Assets;

                  (v) enter into, terminate, amend or exercise an extension or renewal option under any Real Property Lease; or

                  (vi) authorize any of, or commit or agree to take, whether in writing or otherwise, any of the foregoing actions.

      Section 7.2 Access and Information. From the date hereof until the Closing, the Seller shall, and shall cause its officers, directors, employees, agents, accountants and counsel to (i) afford the officers, employees and authorized agents, accountants, counsel and representatives of the Buyer unlimited access to (A) the offices, properties, plants, other facilities, books, Contracts and records of the Seller or Parent, directly or indirectly, relating to the Business and any records concerning the Business maintained and accumulated by its representatives, (B) the officers, directors, employees, agents, accountants and counsel of the Seller and/or Parent and (C) all referral t 6 0 and other parties in contract with or who provide material referrals to the Seller and/or Parent in respect of the Business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of the Buyer such additional financial and operating data and other information regarding the Acquired Assets and the Business as the Buyer may request. Without limiting the generality of the forgoing, the Seller agrees to deliver to the Buyer on the date of this Agreement electronic copies of all of the lists, records, information and other data described in Section 1.1(d) (other than customer receipts). No investigation or receipt of information by the Buyer pursuant to, or in connection with, this Agreement, will diminish or obviate any of the representations, warranties, covenants or agreements of the Seller under this Agreement.

      Section 7.3 Interim Reports. Without limiting the generality of Section 7.2, during the period from the date hereof through the Closing Date, the Seller will on the second Tuesday following each successive Friday-ended week furnish to the Buyer a report summarizing in reasonable detail all billings and payroll expenses for the preceding week with respect to each of the Business's offices. The foregoing obligations may be satisfied by the delivery to the Buyer with respect to any applicable period the original computer or similar printout or other electronic medium of such information; provided that such printout or other electronic medium provides the requested information in a concise, comprehensive and understandable format.

      Section 7.4 Tax Returns; Taxes.

            (a) The Seller shall file or cause to be filed with the applicable Taxing Authorities all Tax Returns that are required to be filed by it on or after the Closing Date relating to the ownership of the Acquired Assets or the operation of the Business for taxable periods (or portions thereof) ending on or before the Closing Date in a manner consistent with the prior practices of the Seller, and the Seller shall not change its accounting method or make any Tax election that would affect the Seller's basis in the Acquired Assets with respect to any such Tax Return without the Buyer's prior written consent.

            (b) Any real estate or personal property Taxes relating to the Acquired Assets shall be allocated between the Seller and the Buyer on the basis of the relative number of days in the period on or before the Closing Date and in the balance of the applicable period.

(c) The Seller and the Buyer shall cooperate with each other by executing or causing to be executed any required documents and by making available to the other, all books and records relating to the Acquired Assets or the Business (including work papers, records and notes of any kind) at all reasonable times, for the purpose of allowing the appropriate party to complete its Tax Returns, respond to, defend or prosecute any Tax Proceeding, make any determination required under this Agreement (including, but not limited to, determinations as to which period any asserted Tax liability is attributable) and verify issues.

      Section 7.5 Non-Disclosure of Confidential Information.

            (a) From and after the Closing Date, the Seller and Parent agree not to, and to cause their Affiliates not to, reveal, report, publish, transfer or otherwise disclose to any Person or use any confidential information relating to the Business, including without limitation, inventions, trade secrets, technical information, know-how, plans, specifications, identity of customers and identity of suppliers, except for such information which legally and legitimately is or becomes generally available to the public from authorized sources other than the Seller, Parent or any of their respective directors, officers, employees, agents or representatives, and except to the extent required by Law.

            (b) From and after the date hereof, the Buyer agrees that any of the Parent's confidential information or trade secrets not related to the Business which are received by the Buyer will not be revealed, reported, published, transferred or otherwise disclosed to any other Person or communicated to any other Person or used for any purpose other than to evaluate the transactions contemplated by this Agreement, except for such information which legally and legitimately is or becomes generally available to the public from authorized sources other than the Buyer or any of its directors, officers, employees, agents or representatives, and except to the extent required by Law.

      Section 7.6 Covenant Not to Compete; Non-Solicitation.

            (a) For a period of two (2) years after the Closing Date, the Seller and Parent shall not, and shall cause their Affiliates not to, directly or indirectly (whether as principal, agent, shareholder, employee, officer, director, consultant, joint-venturer, partner or otherwise) own, manage, operate, join, control or participate in the ownership, management, operation of, render any services to or be connected in any manner with any business which competes in any way with any business actually engaged in or being developed by the Business in the State of New Jersey, as of the Closing Date (a "Competing Business"); provided that neither the Seller nor the Parent will be in breach of this Section 7.6(a) by reason of making an investment in any company the securities of which are listed on a national securities exchange or actively traded in the over-the-counter market, so long as such investment, together with all such other investments of the Seller and Parent does not equal or exceed five percent (5%) in the aggregate of the total number of outstanding shares of common stock of such company. The parties intend that the covenant contained in the preceding sentence shall be construed as a series of separate covenants, one for each county and city included within the State of New Jersey and, except for geographic coverage, each such separate covenant shall be deemed identical.

            (b) For a period of three (3) years after the Closing Date, the Seller and Parent shall not, and shall cause their Affiliates not to, directly or indirectly (whether as principal, agent, shareholder, employee, officer, director, joint-venturer, partner, consultant or otherwise), solicit, raid, entice or induce any Person who was as of the date of this Agreement or the Closing Date a Business Employee, who is or has been employed by the Buyer or an Affiliate of the Buyer, to terminate his or her employment with the Buyer or become employed by any other Person, and he will not approach any such Business Employee for such purpose or authorize or knowingly approve the taking of such action by other persons to become employed in a Competing Business.

            (c) Notwithstanding anything to the contrary contained herein, the restrictions contained in Sections 7.6(a) and (b) shall not prohibit the Seller or Parent or their Affiliates from owning or operating a home health care business in a state other than the State of New Jersey and the Buyer acknowledges that the Seller and the Parent will continue to own and operate a home health care business in State of New York.

            (d) It is the desire and intent of the parties hereto that the provisions of this Section 7.6 shall be enforced to the fullest extent permitted under the Laws and public policies of each jurisdiction in which enforcement is sought. If any court determines that any provision of this Section 7.6 is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable; it is the intention of the parties hereto that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Section 7.6 in the jurisdiction of the court that has made the adjudication.

            (e) The parties acknowledge and agree that the restrictions contained in Sections 7.6(a) and (b) are a reasonable and necessary protection of the immediate interests of the Buyer, and any violation of these restrictions would cause substantial injury to the Buyer and that the Buyer would not have entered into this Agreement without receiving the additional consideration offered by the Seller and Parent in binding themselves to these restrictions. In the event of a breach or a threatened breach by the Seller or Parent or any of their Affiliates of these restrictions, the Buyer will be entitled to an injunction restraining either or both of the Seller and Parent or any of their Affiliates from such breach or threatened breach; provided, however, that the right to injunctive relief will not be construed as prohibiting the Buyer from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

      Section 7.7 Public Statements. From and after the date hereof and until the Closing Date, neither the Buyer nor the Seller or Parent shall, or permit any Affiliate thereof to, either make, issue or release any press release or any oral or written public announcement or statement concerning or with respect to, or acknowledgment of the existence of, or reveal the terms, conditions and status of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), unless such announcement is required by Law or a Governmental Entity or the Parent or the Buyer's parent corporation determines that such disclosure is required to satisfy its respective obligations as a public company, in which cases the other parties shall be given notice of such requirement prior to such announcement.

      Section 7.8 Other Actions. Each of the parties hereto shall use best efforts to (i) take, or cause to be taken, all actions, (ii) do, or cause to be done, all things, and (iii) execute and deliver all such documents, instruments and other papers, as, in each case, may be necessary, proper or advisable under applicable Laws, or reasonably required in order to carry out the terms and provisions of this Agreement and to consummate and make effective the transactions contemplated hereby.

      Section 7.9 Employees.

            (a) The Seller shall prepare and deliver to the Buyer a complete list of the Business Employees, dated as of a date no more than five (5) days prior to the Closing Date.

            (b) The Seller shall terminate the employment of all Business Employees effective immediately prior to the Closing. The Buyer may offer employment to such Business Employees effective as of immediately following the Closing Date. The Seller will use best efforts to cause the Business Employees to accept employment with the Buyer. In furtherance thereof and without limiting the generality of any of the other provisions of this Agreement, the Seller shall during the period preceding the Closing afford the Buyer and its officers, directors, employees, agents and representatives access to, and the opportunity to meet with and obtain information from, all of the Business Employees to facilitate the processing of such Business Employees in advance of the Closing in order to permit the Buyer to hire such Business Employees upon the Closing in accordance with its normal and customary practices and requirements. Prior to the Closing Date, the Buyer shall provide the Seller with a written statement of its intention with respect to employment of such members of the Seller's employees as will provide reasonable assurance that the transactions contemplated hereby will not violate the WARN Act.

            (c) The Seller shall pay in accordance with its customary practice each of its Business Employees all salary and benefits to which such employee is entitled with respect to periods of employment or termination of employment on or prior to the Closing Date. The Buyer shall not be responsible for any payments, expenses and costs paid or required to be paid in connection with the employment or termination of employment of any Business Employees with respect to periods of employment or termination of employment on or prior to the Closing Date.

            (d) The Seller shall remain responsible for (A) payment of any and all wages, bereavement pay, jury duty pay, disability income, supplemental unemployment benefits, fringe benefits, accrued vacation or other perquisites of employment or similar benefits (whether arising under any plan, program, policy or arrangement of the Seller or under applicable local Law), payroll Taxes and other payroll related expenses and (B) payments to or under employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained or contributed to by the Seller, in either case, in connection with the employment or termination of employment of any Business Employees with respect to periods of employment or termination of employment on or prior to the Closing Date.

            (e) The Seller shall retain responsibility and liability for all workers' compensation claims of each Business Employee to the extent relating to events, conditions or circumstances that occur or exist on or prior to the Closing. Notwithstanding the foregoing, the Buyer may, at its election, assume responsibility for the supervision, defense or settlement of any such workers' compensation claims with respect to any such Business Employee subsequently hired by the Buyer at the Buyer's cost and expense. The Buyer shall keep the Seller reasonably apprised of the status of such workers' compensation claims. The Seller may, at its own expense, participate in the supervision, defense or settlement of any such workers' compensation claims, and shall cooperate in the supervision, defense or settlement of any such workers' compensation claims if requested to do so by the Buyer. The Buyer shall have sole responsibility and liability for any workers' compensation claims with respect to any such Business Employee subsequently hired by the Buyer to the extent relating to any event, condition or circumstance that occurs after the Closing.

            (f) In respect of grievances or Equal Employment Opportunity Commission ("EEOC") claims of Business Employees to the extent relating to their employment by the Seller, including, without limitation, any such EEOC claims filed before state or local authorities for which payment has not been made prior to the Closing, the Seller shall retain responsibility and liability for all amounts due with respect thereto, including, without limitation, the payment of any amounts in the nature of back pay or employee compensation, and any state or federal Taxes in connection with such back pay or employee compensation. Handling of such grievances and EEOC claims shall be at the Seller's cost and expense. The Buyer shall have sole responsibility and liability for any EEOC claims of Business Employees that relate to their subsequent employment with the Buyer.

            (g) Nothing in this Section 7.9 shall limit the at will nature of the employment of Business Employees subsequently hired by the Buyer or the right of the Buyer to alter or terminate any employee benefit.

            (h) The Buyer shall credit the full-time in-office Business Employees with continuous-to-date service with the Seller and hired by the Buyer immediately following the Closing with credit for employment time of such service with the Seller with respect to the Buyer's existing vacation policy in terms of earning vacation time per year prospectively. In addition, each such Business Employee shall be entitled to participate in National Home Health Care Corp.'s 401k plan, a copy of which is set forth in Exhibit 10.11 to the Form 10K of National Home Health Care Corp., to the extent permitted under its existing terms as soon as possible.

      Section 7.10 Regulatory and Other Approvals. The Seller and Parent shall, as promptly as practicable, (a) take all steps reasonably necessary, appropriate or desirable to obtain all of the consents, approvals or actions of, make all filings with, and give all notices to, any Governmental Entity or any other Person required of the Seller and Parent to consummate the transactions contemplated hereby, including without limitation the Consents, (b) provide such other information and communications to such Governmental Entity or Entities or other Persons as such Governmental Entity or Entities or other Persons may reasonably request in connection therewith, and (c) reasonably cooperate with the Buyer with respect to any matter relating to the foregoing. The Seller shall provide prompt notification to the Buyer when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and shall advise the Buyer of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Entity or other Person regarding any of the transactions contemplated by this Agreement.

Section 7.11 Maintenance of Regulated Books and Records. Following the
Closing Date, the Seller shall store and maintain or cause to be maintained for so long as required by applicable Law all books and records of the Seller that constitute patient files required by applicable Law to be maintained and preserved (collectively, the "Regulated Books and Records"), the ownership of which shall remain solely with the Seller in accordance with applicable Law. In connection with any such maintenance, the Seller shall provide to the Buyer reasonable access to such Regulated Books and Records during business hours upon reasonable prior notice for the period required by applicable Law.

      Section 7.12 Accounts Receivable. After the Closing, the Buyer shall take any and all steps reasonably requested by the Seller, at the Seller's expense, to assist the Seller to collect the accounts receivable of the Seller relating to the Business. The Buyer shall only be held liable in connection with performing any such assistance in the event that it or its employees or agents are determined by a court of final jurisdiction to have been grossly negligent or to have engaged in willful misconduct in connection therewith.

      Section 7.13 Transfer of Interests in Real Property.

            (a) At the Closing the Seller shall, enter into assignments, each in form reasonably acceptable to the Buyer (collectively, the "Assignments" and, individually, an "Assignment") of each of the Real Property Leases with respect to each parcel of the Leased Real Property, each such Assignment containing a covenant of good title and the Seller's representation and warranty that (i) there have been no prior assignments of the Real Property Leases, (ii) such Real Property Leases are in full force and effect and are enforceable in accordance with their terms and (iii) neither the Real Property Leases nor the security deposits made thereunder are then subject to any Liens. At the Closing, the Seller shall deliver to the Buyer consents and estoppel certificates (the "Landlord Consent and Estoppel Certificates"), in form reasonably acceptable to the Buyer, executed by the landlord under each of the Real Property Leases consenting to the assignment of the Real Property Leases and stating that there are no defaults thereunder.

            (b) The following are to be apportioned between the parties as of and on the Closing Date:

                  (i) ad valorem, real estate and personal property Taxes, water charges, and sewer rents;

                  (ii) charges and payments payable under the transferable contracts and agreements; and

                  (iii) with respect to the Leased Real Property, rent, utilities, including telephone, steam, electricity and gas.

      Section 7.14 Prorations. The following prorations relating to the Acquired Assets shall be made as of the Closing Date, with the Seller and Parent jointly and severally liable to the extent such items relate to any time period prior to the Closing Date and the Buyer liable to the extent such items relate to periods beginning with and subsequent to the Closing Date (except as otherwise agreed by the parties, the net amount of all such prorations shall be settled and paid promptly after the Closing Date): (a) rents, additional rents, Taxes, charges for sewer, water, telephone, electricity, other utilities and (b) all other items paid or payable under the Leased Real Property and all other items normally adjusted in connection with similar transactions. The Seller hereby agrees to pay any and all amounts referred to in clause (a) above promptly after receipt of notice thereof.

      Section 7.15 Escrow Agreement. Simultaneously with the execution of this Agreement, the Buyer, the Seller and Parent shall have each entered into the Escrow Agreement with the escrow agent thereunder.

      Section 7.16 Non-Competition Agreements. Simultaneously with the execution of this Agreement, Jerry Braun and Jacob Rosenberg shall have each entered into a non-competition agreement (a "Non-Competition Agreement") in the form of Exhibit B. At the Closing the Seller shall cause each of the Non-Competition Agreements to be in full force and effect.

      Section 7.17 Secretary Certificates.

            (a) Simultaneously with the execution of this Agreement, the Seller and Parent shall each deliver to the Buyer a certificate, duly executed by the Secretary of the Seller or Parent, as the case may be, certifying that the resolutions duly and validly adopted by the Board of Directors of the Seller or Parent, as the case may be, and, in the case of the Seller, the stockholder of the Seller, evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents to be executed and delivered by the Seller or Parent, as the case may be, and the consummation of the transactions contemplated hereby and thereby, and the names and signatures of the officers of the Seller or Parent, as the case may be, authorized to sign this Agreement and the other Transaction Documents to be executed and delivered by the Seller or Parent, as the case may be.

            (b) Simultaneously with the execution of this Agreement, the Buyer shall deliver to the Parent and the Buyer a certificate of the Buyer (the "Buyer's Secretary's Certificate"), duly executed by the Secretary of the Buyer, certifying that the resolutions duly and validly adopted by the Board of Directors of the Buyer, evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents to be executed and delivered by the Buyer and the consummation of the transactions contemplated hereby and thereby, and the names and signatures of the officers of the Buyer authorized to sign this Agreement and the other Transaction Documents to be executed and delivered by the Buyer.

      Section 7.18 Transition Assistance. Prior to and following the Closing, the Seller shall assist the Buyer and its Affiliates and assigns in the transfer to the Buyer and/or its designees and assigns of all patients of the Business in accordance with applicable Laws. Prior to and following the Closing, the Seller will cooperate with and make available its employees to the Buyer at no charge to the Buyer in order to enable the Buyer to obtain a full understanding and use of the intellectual property and the lists, records, information and other data that constitute Acquired Assets. The Seller agrees to terminate all of its operations relating to the Business upon the Closing and to surrender all of its Permits, including without limitation Provider Permits, without any transfer of any kind to any other party. The Seller and Parent shall jointly and severally indemnify and hold harmless the Buyer from and against any and all liabilities and losses that the Buyer may suffer or incur based upon, arising out of, relating to or in connection with the Permits, including the surrender thereof, or the termination by the Seller of their operations relating to the Business upon the Closing.

      Section 7.19 Surrender Letters. Promptly following the date hereof, the Seller shall cooperate with the Buyer in the preparation of a letter or letters (the "Surrender Letters") from the Seller to the appropriate agencies and accreditation entities in the State of New Jersey or otherwise irrevocably surrendering its Provider Permits in accordance with the terms of this Agreement. No later than sixty (60) days following the Closing Date, the Seller shall cause each of the Surrender Letters to be delivered to the appropriate agencies and accreditation entities and shall deliver to the Buyer copies of the executed Surrender Letters, along with reasonable proof of delivery thereof; provided, however, that following the Closing Date the Seller shall use the Provider Permits solely in connection with the collection of the accounts receivable of the Seller relating to the Business.

      Section 7.20 Disparaging Comments.

            (a) Before and after the Closing Date, the Seller and Parent shall, and shall cause their Affiliates to, other than (i) to the extent necessary in order to comply with applicable Law or any legal process to which such Person may become subject and (ii) to the extent necessary in connection with the enforcement of any rights that such Person may have against the Buyer, refrain from making any comments which could reasonably be viewed as (x) disparaging the Buyer or (y) without limiting the generality of clause (x), the professional skills of any of its officers or executives.

            (b) Before and after the Closing Date, the Buyer shall, and shall cause its Affiliates to, other than (i) to the extent necessary in order to comply with applicable Law or any legal process to which such Person may become subject and (ii) to the extent necessary in connection with the enforcement of any rights that such Person may have against the Seller and/or Parent, refrain from making any comments which could reasonably be viewed as (x) disparaging the Seller and/or Parent or (y) without limiting the generality of clause (x), the professional skills of any of their respective officers or executives.

                                  ARTICLE VIII
                    DOCUMENTS TO BE DELIVERED AT THE CLOSING

      Section 8.1 Deliveries of the Seller. At the Closing, the Seller and Parent shall deliver or cause to be delivered the following items to the Buyer:

            (a) a Bill of Sale, Assignment and Assumption Agreement, in form reasonably satisfactory to the Buyer (the "Bill of Sale, Assignment and Assumption Agreement"), duly executed by the Seller that, among other things, conveys, transfers and sells to the Buyer all right, title and interest of the Seller in and to the Acquired Assets free and clear of any Liens;

            (b) certificates dated the Closing Date and executed by an executive officer of the Seller and Parent certifying, in each case, that (x) the representations and warranties of the Seller and Parent contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made on the Closing Date, except for such representations and warranties as are made as of a specific date, which shall be true and correct in all material respects as of such date; provided, however, that if any representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified shall be true and correct in all respects and (y) the covenants and agreements of the Seller and Parent contained in this Agreement and required to be complied with or performed on or prior to the Closing Date shall have been complied with or performed in all material respects.

            (c) all Assignments, Consents and all other consents of, and estoppel certificates and releases from, and all notices delivered by the Seller to, any Governmental Entity or other Person, each in form and substance reasonably satisfactory to the Buyer, that is required for the consummation of the transactions contemplated hereby and for the Buyer to conduct and operate the Business;

            (d) the Landlord Consent and Estoppel Certificates duly executed by each Landlord under a Real Property Lease;

            (e) copies of the executed Surrender Letters, along with reasonable proof of delivery thereof; and

            (f) such other documents and instruments as shall be required to transfer to the Buyer the Acquired Assets as contemplated by this Agreement and to effectuate the transactions contemplated by this Agreement.

      Section 8.2 Deliveries of the Buyer. At the Closing, the Buyer shall deliver or cause to be delivered the following items to the Seller:

            (a) a certificate duly executed by an officer of the Buyer certifying that (x) the representations and warranties of the Buyer contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made on the Closing Date, except for such representations and warranties as are made as of a specific date, which shall be true and correct in all material respects as of such date; provided, however, that if any representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified shall be true and correct in all respects and (y) the covenants and agreements of the Buyer contained in this Agreement and required to be complied with or performed on or prior to the Closing Date shall have been complied with or performed in all material respects;

            (b) the Bill of Sale, Assignment and Assumption Agreement duly executed by the Buyer; and

            (c) such other closing documents as are required to effectuate the transactions contemplated by this Agreement.

                                   ARTICLE IX
                                    SURVIVAL

      Section 9.1 Survival. All of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall survive (and not be affected in any respect by) the Closing and any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing, the representations and warranties contained in this Agreement and the related indemnity obligations set forth in Article X shall terminate on, and no claim or Action with respect thereto may be brought, after the date that is twelve (12) months immediately subsequent to the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 5.1, 5.2, 5.7, 5.9, 6.1, 6.2 and 6.4 shall survive indefinitely and (b) each representation and warranty set forth in Section 5.8 shall cease to have any further force or effect upon the expiration of the statute of limitation applicable to the matter to which such representation or warranty relates. The representations and warranties which terminate at a specified date and the liability of any party with respect to any breach thereof will not terminate with respect to any claim to the extent a claim for indemnification or other claim based upon, resulting from or arising out of a breach or inaccuracy of such a representation and warranty is made prior to such date until such claim is finally resolved.

                                   ARTICLE X
                                 INDEMNIFICATION

      Section 10.1 Indemnification by the Seller and Parent. The Seller and Parent shall jointly and severally indemnify and defend the Buyer and each of its officers, directors, employees, stockholders, agents, advisors and representatives (each, a "Buyer Indemnitee") against, and hold each Buyer Indemnitee harmless from, any loss, liability, obligation, deficiency, damage or expense including, without limitation, interest, penalties, reasonable attorneys' and consultants' fees and disbursements (collectively, "Damages"), that any Buyer Indemnitee may suffer or incur based upon, arising out of, relating to or in connection with any of the following (whether or not in connection with any third party claim):

            (a) any breach of any representation or warranty made by either the Seller or Parent contained in this Agreement or in any other Transaction Document;

            (b) any failure of either the Seller or Parent to perform or to comply with any covenant or other agreement required to be performed or complied with by either the Seller or Parent contained in this Agreement or in any other Transaction Document; or

            (c) the Excluded Liabilities.

      Section 10.2 Indemnification by the Buyer. The Buyer shall indemnify and defend the Seller and Parent and each of its officers, directors, employees, stockholders, agents, advisors and representatives (each, a "Seller Indemnitee") against, and hold each Seller Indemnitee harmless from, any Damages that such Seller Indemnitee may suffer or incur based upon, arising out of, relating to or in connection with any of the following (whether or not in connection with any third party claim):

            (a) any breach of any representation or warranty made by the Buyer contained in this Agreement or in any other Transaction Document;

            (b) any failure by the Buyer to perform or to comply with any covenant or other agreement required to be performed or complied with by the Buyer contained in this Agreement or in any other Transaction Document;

            (c) the Assumed Liabilities; or

            (d) the ownership or use of the Acquired Assets and the operation of the Business after the Closing Date.

      Section 10.3 Indemnification Procedures.

            (a) Promptly after notice to an indemnified party of any claim or the commencement of any Proceeding, including any Proceeding by a third party, involving any Damages referred to in Sections 10.1 or 10.2, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party pursuant to this Article X, give written notice to the latter of the commencement of such claim or Proceeding, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided, however, that the failure of any indemnified party to give such notice shall not relieve the indemnifying party of its obligations under such Article, except to the extent that the indemnifying party is actually prejudiced by the failure to give such notice.

            (b) (i) In the case of any such Proceeding by a third party against an indemnified party, the indemnifying party shall, upon notice as provided above, assume the defense thereof, with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying party to the indemnified party of its assumption of the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof (but the indemnified party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the indemnified party as a result of the settlement or compromise thereof (without the written consent of the indemnifying party).

                  (ii) Anything in Section 10.3(b)(i) notwithstanding, if both the indemnifying party and the indemnified party are named as parties or subject to such Proceeding and either such party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such Proceeding, then the indemnifying party may decline to assume the defense on behalf of the indemnified party and all of the indemnified parties shall have the collective right to designate one counsel of their own choice, and, in either such case, after notice to such effect is duly given hereunder to the other party, the indemnifying party shall be relieved of its obligation to assume the defense on behalf of the indemnified party, but shall be required to pay any legal or other expenses including, without limitation, reasonable attorneys' fees and disbursements, incurred by such indemnified parties' counsel in such defense.

            (c) If the indemnifying party assumes the defense of any such Proceeding, the indemnified party shall cooperate fully with the indemnifying party and shall appear and give testimony, produce documents and other tangible evidence, allow the indemnifying party access to the books and records of the indemnified party and otherwise assist the indemnifying party in conducting such defense. The indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement or compromise of, or ceasing to defend, any such Proceeding, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party or (if such indemnified party is a Buyer Indemnitee) such settlement or cessation could, in the reasonable opinion of the Buyer, have an adverse effect upon the business of the Buyer, its Affiliates or the Business. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or Proceeding. Provided that proper notice is duly given, if the indemnifying party shall fail promptly and diligently to assume the defense thereof, then the indemnified party may respond to, contest and defend against such Proceeding (but the indemnifying party shall have the right to participate at its own cost and expense in such defense by counsel of its own choice) and may make in good faith any compromise or settlement with respect thereto after giving notice of such action to the indemnifying party, and recover from the indemnifying party the entire cost and expense thereof including, without limitation, reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

            (d) Any payment pursuant to this Article X shall be treated as an adjustment to the Purchase Price.

      Section 10.4 Limitation on Indemnification.

            (a) Neither the Seller nor Parent pursuant to Section 10.1(a), nor the Buyer pursuant to Section 10.2(a) shall be obligated to indemnify the other against any Damages until the Buyer, on the one hand, or the Seller and the Parent, on the other hand, has incurred aggregate Damages in excess of $50,000 (the "Basket"); provided, that the Basket shall not be applicable to claims for indemnification against the Seller and/or Parent for breaches of Sections 5.8 or
5.9 hereof. At such time as the aggregate Damages incurred by the Buyer, on one hand, or Damages incurred by the Seller and Parent, on the other hand, shall exceed the Basket, then such party shall be entitled to receive the full amount of its Damages. In no event shall the cumulative aggregate indemnity obligations
(x) of the Seller and Parent under Section 10.1(a) and (y) of the Buyer under
Section 10.2(a) exceed the Purchase Price.

            (b) From and after the Closing Date, the provisions of this Article 10 shall be the sole and exclusive remedy for monetary damages arising out of, relating to, or resulting from the breach of any representations or warranties made pursuant to this Agreement; provided, however, that the foregoing limitations shall not apply in cases of fraud, intentional misrepresentation or willful misconduct.

                                   ARTICLE XI
                                  MISCELLANEOUS

      Section 11.1 Transaction Fees and Expenses. Whether or not the purchase and sale of the Acquired Assets are consummated, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including investment banking, accounting and legal fees, shall be paid by the party incurring such costs and expenses.

      Section 11.2 Notices. Any notice, demand, request or other communication which is required, called for or contemplated to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or a recognized national overnight courier service for next day delivery with receipt therefor, or (ii) certified or registered mail, postage paid, return receipt requested or (b) sent by facsimile transmission with a written copy thereof sent on the same day by postage paid first-class mail to such party at the following address or facsimile number:

                  If to the Buyer:

                           Accredited Health Services, Inc.
                           c/o National Home Health Care Corp.
                           700 White Plains Road
                           Scarsdale, NY 10583
                           Attention:  Steven Fialkow
                           Telecopy:  (914) 722-9199

                           with a copy to:

                           Hughes Hubbard & Reed LLP
                           One Battery Park Plaza
                           New York, New York 10004
                           Attention:  Gary J. Simon, Esq.
                           Telecopy: (212) 422-4726

                  If to the Parent:

                           New York Health Care, Inc.
                           c/o BioBalance Corportion
                           363 Seventh Avenue
                           13th Floor
                           New York, New York 10011
                           Attention: Dennis O'Donnell
                           Telecopy: 212-679-7774

                  If to the Seller:

                           NYHC Newco Paxxon Inc.
                           c/o New York Health Care, Inc.
                           1850 McDonald Avenue
                           Brooklyn, New York 11223
                           Attention: Jacob Rosenberg
                           Telecopy: _____________

                  Each with a copy to:

                           Blank Rome LLP
                           The Chrysler Building
                           405 Lexington Avenue
                           New York, New York 10174
                           Attention:  Robert J. Mittman, Esq.
                           Telecopy: (212) 885-5001

or such other address as any party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section. The date of giving or making of any such notice or demand shall be, in the case of clause (a)(i) the date of the receipt, in the case of clause (a)(ii), five (5) business days after such notice or demand is sent, and, in the case of clause
(b), the business day next following the date such notice or demand is sent.

      Section 11.3 Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective unless in writing and signed by or on behalf of the party against whom the same is sought to be enforced.

      Section 11.4 Waiver. No course of dealing of any party hereto, no omission, failure or delay on the part of any party hereto in asserting or exercising any right hereunder, and no partial or single exercise of any right hereunder by any party hereto shall constitute or operate as a waiver of any such right or any other right hereunder. No waiver of any provision hereof shall be effective unless in writing and signed by or on behalf of the party to be charged therewith. No waiver of any provision hereof shall be deemed or construed as a continuing waiver, as a waiver in respect of any other or subsequent breach or default of such provision, or as a waiver of any other provision hereof unless expressly so stated in writing and signed by or on behalf of the party to be charged therewith.

      Section 11.5 Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to any conflicts of law rules or principles that would result in the application of the laws of another jurisdiction.

      Section 11.6 Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or the U.S. District Court for the Southern District of New York (and appellate courts from any of the foregoing) in connection with any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in the courts referred to above and waives any objection to venue in the courts referred to above and agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided by Section 11.2(a).

      Section 11.7 Remedies. In the event of any actual or prospective breach or default by any party hereto, the other party shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. Subject to Section 10.4(b), all remedies hereunder are cumulative and not exclusive. Subject to Section 10.4(b), nothing contained herein and no election of any particular remedy shall be deemed to prohibit or limit any party from pursuing, or be deemed a waiver of the right to pursue, any other remedy or relief available now or hereafter existing at law or in equity (whether by statute or otherwise) for such actual or prospective breach or default, including the recovery of damages.

      Section 11.8 Severability. The provisions hereof are severable and if any provision of this Agreement shall be determined to be legally invalid, inoperative or unenforceable in any respect by a court of competent jurisdiction, then the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any such invalid, inoperative or unenforceable provision shall be deemed, without any further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision valid, operative and enforceable.

      Section 11.9 Further Assurances. Each party hereto covenants and agrees promptly to execute, deliver, file or record such agreements, instruments, certificates and other documents and to perform such other and further acts as the other party hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the transactions contemplated hereby.

      Section 11.10 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its rights or delegate its obligations, in whole or in part, under this Agreement without the prior written consent of the other parties hereto, except that the Buyer may assign or delegate any or all of its rights and obligations under this Agreement to any of its Affiliates. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

      Section 11.11 No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any Person other than as otherwise provided in this Agreement.

      Section 11.12 Entire Agreement. This Agreement (including all the schedules and exhibits hereto), together with the Non-Disclosure Agreement dated January 3, 2005 between the Parent and the Buyer and the certificates and other documentation referred to herein or required to be delivered pursuant to the terms hereof, contain the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior agreements, commitments, understandings, discussions, negotiations or arrangements of any nature relating thereto.

      Section 11.13 Headings. The headings contained in this Agreement are included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.

      Section 11.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Section 11.15 Bulk Transfer Law. The parties waive compliance with the provisions of any bulk sales law that may be applicable to the transactions contemplated hereby. The Seller and Parent shall jointly and severally indemnify and hold harmless the Buyer Indemnitees from and against any and all Damages which exist or which are imposed on, incurred by or asserted against the Buyer Indemnitees as a result of any such non-compliance.

      Section 11.16 Specific Performance. Each of the parties hereto acknowledges that the Buyer would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements set forth in this Agreement were not performed by the Seller or Parent in accordance with its terms, including without limitation the Seller's obligation to deliver the Acquired Assets to the Buyer, and therefore, the Seller agrees that the Buyer shall be entitled to specific performance, injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity (without the necessity of proving the inadequacy as a remedy of money damages).

      This Asset Purchase Agreement has been executed and delivered by the parties as of the date first written above.

                                    ACCREDITED HEALTH SERVICES, INC.

                                    By:  /s/ Steven Fialkow
                                         ---------------------------------
                                         Name:  Steven Fialkow
                                         Title:    CEO

                                    NEW YORK HEALTH CARE, INC.

                                    By:  /s/ Dennis O'Donnell
                                         ---------------------------------
                                         Name:  Dennis O'Donnell
                                         Title: Chief Executive Officer

                                    NYHC NEWCO PAXXON INC.

                                    By:  /s/ Jacob Rosenberg
                                         ---------------------------------
                                         Name:  Jacob Rosenberg
                                         Title: COO

      Pursuant to Item 601(b)(2) of Regulation S-K, the following is a list of omitted schedules and exhibits to the Asset Purchase Agreement. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

Exhibits

Exhibit A       Form of Escrow Agreement
Exhibit B       Form of Non-Competition Agreements

Schedules

1.1(a)          Machinery, Equipment and other Tangible Personal Property
1.1(b)          Real Property Leases
3.4             Allocation of Consideration
5.3             Consents
5.5             Litigation
5.9             Brokers
5.10            Contracts